SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/_/ Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          SPECIALTY CARE NETWORK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
       (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

/_/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(j)(2).
/_/ $500 per each party to the controversy pursuant to
    Exchange Act Rule 14a-6(1)(3).
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

/X/ No Fee Required.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                          SPECIALTY CARE NETWORK, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholder:

         It is my pleasure to invite you to attend the 1998 Annual Meeting of Stockholders of Specialty Care Network, Inc., to be held at the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado, on June 5, 1998 at 9:00 a.m. Mountain Daylight Time. The meeting will be held for the following purposes:

          1.   To elect nine directors for the ensuing year.

          2. To vote upon a proposal to amend the Company's 1996 Equity Compensation Plan by increasing the number of shares that may be issued under the plan from 4,000,000 to 6,000,000.

          3. To act upon such other matters that may properly come before the meeting.

         Holders of the Company's Common Stock of record at the close of business on April 15, 1998 are entitled to receive this Notice and to vote at the meeting or any adjournment.

         Your vote is important. Whether you plan to attend the meeting or not, we urge you to complete, sign and return your proxy card as soon as possible in the envelope provided. This will ensure representation of your shares in the event you are not able to attend the meeting. You may revoke your proxy and vote in person at the meeting if you so desire.


                                                    Patrick M. Jaeckle
                                                    Executive Vice President -
                                                    Finance/Development
                                                       and Secretary

April 27, 1998

                          SPECIALTY CARE NETWORK, INC.
                               44 Union Boulevard
                                    Suite 600
                            Lakewood, Colorado 80228


                                 PROXY STATEMENT

         This Proxy Statement and the accompanying proxy card are being mailed on or about April 27, 1998 to stockholders in connection with the solicitation of proxies on behalf of the Board of Directors of Specialty Care Network, Inc. ("SCN" or the "Company") for the 1998 Annual Meeting of Stockholders. Proxies are solicited to give all stockholders of record on April 15, 1998 an opportunity to vote on the matters that come before the meeting. Shares can be voted at the meeting only if the stockholder is present or represented by proxy.

         When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without directions, the shares will be voted for the persons identified in this Proxy Statement as nominees for election to the Board of Directors and for approval of the Company's 1996 Equity Compensation Plan, as amended. The Board of Directors is not aware of any matters that will be brought before the meeting other than those described in this Proxy Statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment on such matters. You may revoke your proxy at any time before it is voted at the meeting by executing a later-dated proxy or by voting by ballot at the meeting.

         On April 15, 1998, 17,736,393 shares of SCN Common Stock were outstanding. The holders of a majority of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

         Holders of Common Stock are entitled to one vote per share on all matters properly brought before the meeting. Directors are elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. All other matters to be acted upon at the meeting will be determined by the affirmative vote of the holders of the majority of the Common Stock present in person or represented by proxy and entitled to vote. An abstention is counted as a vote against and a broker "non-vote" is not counted for purposes of approving these matters.

Ownership of Company Common Stock by Certain Persons

         The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of April 15, 1998 by (i) each person known to the Company to own beneficially more than five percent of the Company's Common Stock (including such person's address), (ii) the Company's executive officers listed under "Executive Compensation--Summary of Cash and Certain Other Compensation," (iii) each director of the Company and (iv) all directors and executive officers as a group.


                                                                  Number of Shares           Percent of
Name of Beneficial Owner                                        Beneficially Owned      Outstanding Shares(1)
------------------------                                        ------------------      ---------------------
Richard H. Rothman, M.D., Ph.D. (2)(3)...............                 452,436                    2.6%
Kerry R. Hicks (4)...................................                 670,418                    3.8%
Patrick M. Jaeckle (5)...............................                 559,124                    3.1%
Robert E. Booth, Jr., M.D (3)........................                 552,634                    3.1%
James L. Cain, M.D. (6)..............................                 109,650                      *
Peter H. Cheesbrough (7).............................                   6,667                      *
Richard E. Fleming, Jr., M.D. (3)(8).................                 161,788                      *
Thomas C. Haney, M.D. (3)............................                 115,883                      *
Leslie S. Matthews, M.D. (3).........................                 228,422                    1.3%
Mats Wahlstrom (7)...................................                   6,667                      *
D. Paul Davis (9)....................................                  62,999                      *
Peter A. Fatianow (9)(10)............................                  51,236                      *
Timothy D. O'Hare (11)...............................                  60,000                      *
William C. Behrens ..................................                 185,132                    1.0%
All directors and executive officers as a
   group (15 persons) (12)...........................               3,134,545                   17.5%

----------------------
* Less than one percent.

(1) Applicable percentage of ownership is based on 17,736,393 shares of Common Stock outstanding on April 15, 1998. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and means voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable currently or within 60 days of April 15, 1998 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except for shares held jointly with a person's spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2) Includes 449,102 shares of Common Stock held by the R & M Rothman Family Partnership, L.P., a limited partnership of which the reporting person and his spouse are the sole general partners. Does not include 200,000 shares of Common Stock held in the Richard H. Rothman 1996 "SCN" Annuity Trust dated November 26, 1996.

(3)  Includes 3,334 shares underlying currently exercisable stock options.

(4) Includes 60,000 shares of Common Stock held in the Linda Wratten Trust, 20,000 shares of Common Stock in each of the Frank Nemick III Trust, the William Nemick Trust and the Jeanette Baysinger Trust, 10,000 shares of Common Stock in each of the Frank Nemick, Jr. Trust, the Julie Nemick Trust and The David G. Hicks Irrevocable Children's Trust and 15,000 shares underlying currently exerciseable stock options. Does not include 60,000 shares of Common Stock held by The Hicks Family Irrevocable Trust, for which shares Mr. Hicks disclaims beneficial ownership.

(5) Includes 15,000 shares underlying currently exercisable stock options. Does not include 100,000 shares of Common Stock held by The Patrick M. Jaeckle Family Irrevocable Children's Trust, for which shares Mr. Jaeckle disclaims beneficial ownership.

(6) Includes 66,000 shares of Common Stock held by the Cain Family Partnership, Ltd., a limited partnership of which Dr. Cain is the sole general partner.

(7)  Includes 6,667 shares underlying currently exercisable stock options.

(8) Includes 20,382 shares and 5,095 shares of Common Stock held by the Fleming Charitable Remainder Unitrust and the Fleming Family Foundation, respectively. Does not include 2,547 shares of Common Stock held by each of the Irrevocable Trust FBO M. Fleming and the Irrevocable Trust FBO A. Fleming, respectively, for which Dr. Fleming disclaims beneficial ownership.

(9)  Includes 6,000 shares underlying currently exercisable stock options.

(10) Does not include 7,500 shares of Common Stock held by the Fatianow Family Irrevocable Children's Trust, for which shares Mr. Fatianow disclaims beneficial ownership.

(11) Includes 60,000 shares underlying currently exercisable stock options.

(12) Includes options to purchase 138,004 shares of Common Stock.


                              ELECTION OF DIRECTORS

       At the meeting, nine directors will be elected to hold office until the Annual Meeting of Stockholders in 1999 or until their successors have been elected and qualified. Unless contrary instructions are given, the shares represented by a properly executed proxy will be voted for the nominees listed below. All of the nominees are currently members of the Board of Directors of the Company.

       If, at the time of the meeting, one or more of the nominees have become unavailable to serve, shares represented by proxies will be voted for the remaining nominees and for any substitute nominee or nominees designated by the Board of Directors, unless the size of the Board is reduced. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

         Certain information concerning the nominees for election as directors is set forth below:

         Richard H. Rothman, M.D., Ph.D., age 61, has been Chairman of the Board of Directors of the Company since December 1996. Since 1970, Dr. Rothman has been Chairman of The Rothman Institute, and since 1986, he has been Chairman of the Department of Orthopaedic Surgery at Thomas Jefferson University. Dr. Rothman is Editor-in-Chief of The Journal of Arthroplasty, a journal of joint replacement surgery. Dr. Rothman received a B.A. degree from the University of Pennsylvania, an M.D. degree from the University of Pennsylvania School of Medicine and a Ph.D. degree from Jefferson Medical College.

         Kerry R. Hicks, age 38, a founder of the Company, has served as President and Chief Executive Officer and as a director of the Company since its inception in December 1995. From 1985 to March 1996, Mr. Hicks served as Senior Vice President of LBA Health Care Management ("LBA"), a developer of health care and management information services. LBA provided management consulting services (including orthopaedic projects) to medical centers to support the purchasing, planning, marketing and delivery of health care. Mr. Hicks was principally responsible for developing LBA's orthopaedic product line and its information systems. LBA's orthopaedic product line established quality and cost benchmarks and developed clinical protocols and patient care algorithms intended to enhance both the quality and effectiveness of the delivery of orthopaedic care.

         Patrick M. Jaeckle, age 39, a founder of the Company, has served as Executive Vice President - Finance/Development and as a director of the Company since its inception in December 1995. From February 1994 to March 1996, Dr. Jaeckle served as director of health care corporate finance at Morgan Keegan & Company, Inc., a regional investment banking firm. Prior to February 1994, Dr. Jaeckle was a member of the health care investment banking groups at both Credit Suisse First Boston Corporation (from June 1992 to February 1994) and Smith Barney, Inc. (from May 1991 to June 1992). Dr. Jaeckle holds an M.B.A. degree from Columbia Business School, a D.D.S. degree from Baylor College of Dentistry and a B.A. degree from the University of Texas at Austin.

         Robert E. Booth, Jr., M.D., age 53, has served as a director of the Company since December 1996. Since July 1997, Dr. Booth has been an orthopaedic surgeon with 3B Orthopaedics and is Chair of the Orthopaedic Hospital at Allegheny University Hospitals -- Graduate and Professor of Orthopaedic Surgery at Allegheny University of the Health Sciences. From 1977 to June 1997, Dr. Booth was an orthopaedic surgeon at Reconstructive Orthopaedic Associates, Inc. and its successor, Reconstructive Orthopaedic Associates II, P.C., at Pennsylvania Hospital. Dr. Booth received a B.A. degree from Princeton University and an M.D. degree from the University of Pennsylvania.

         James L. Cain, M.D., age 58, has served as a director of the Company since December 1996. Since 1976, Dr. Cain has been an orthopaedic surgeon at, and the physician manager of, Vero Orthopaedics in Vero Beach, Florida. Dr. Cain received a B.A. degree from Emory University and an M.D. degree from the Tulane University School of Medicine.

         Peter H. Cheesbrough, age 46, has served as a director of the Company since December 1996. Since June 1993, Mr. Cheesbrough has been the Senior Vice President-Finance and Chief Finance Officer of Echo Bay Mines Ltd., a company engaged in precious metals mining. From April 1988 to June 1993, he was Echo Bay Mines' Vice President and Controller. Mr. Cheesbrough is a Fellow of the Institute of Chartered Accountants of England and Wales and also a chartered accountant in Canada.

         Richard E. Fleming, Jr., M.D., age 50, has served as a director of the Company since December 1996. Since 1979, Dr. Fleming has been an orthopaedic surgeon at Princeton Orthopaedic Associates II, P.A. and its predecessor, Princeton Orthopaedic Associates, P.A. Dr. Fleming received a B.A. degree from Princeton University and an M.D. degree from Columbia University College of Physicians and Surgeons.

         Leslie S. Matthews, M.D., age 46, has served as a director of the Company since December 1996. Since October 1994, Dr. Matthews has been an orthopaedic surgeon at Greater Chesapeake Orthopaedic Associates, LLC, and since 1990, he has been the Chief of Orthopaedic Surgery at Union Memorial Hospital. From July 1982 to October 1994, Dr. Matthews was also engaged in private practice. Dr. Matthews received a B.A. degree from Johns Hopkins University and an M.D. degree from the Baylor College of Medicine.

         Mats Wahlstrom, age 43, has served as a director of the Company since March 1997. Mr. Wahlstrom has served in various capacities for Gambro AB and its affiliated companies, which are engaged in the manufacture of equipment for hemodialysis, cardiovascular surgery and blood component analysis and in the provision of health care services. He has been President of Gambro Healthcare, Inc. since 1993, Executive Vice President of Gambro AB since 1990 and President of COBE Laboratories, Inc., a subsidiary of Gambro AB engaged in the development and manufacture of hemodialysis products and the operation of dialysis centers, since 1991.

         Kerry R. Hicks and David G. Hicks, the Company's Vice President - Management Information Systems, are brothers.

Meetings and Committees of the Board of Directors

         The Board of Directors held ten meetings during 1997. The Board has an Audit Committee, a Compensation Committee, and a Nominating Committee.

         The Audit Committee is authorized to consider the adequacy of internal controls and the objectivity of financial reporting, to review with the independent auditors the scope of their activities and findings, and to review with appropriate Company officers the Company's internal controls. The Audit Committee also recommends the firm of independent auditors for appointment by the Company. Messrs. Cheesbrough and Wahlstrom are the current members of the Audit Committee. The Audit Committee held one meeting during 1997.

         The Compensation Committee is authorized to determine the terms and conditions of the employment of the Company's executive officers and to administer the Company's 1996 Equity Compensation Plan. Messrs. Cheesbrough and Wahlstrom are the current members of the Compensation Committee. The Compensation Committee held four meetings during 1997.

         In September 1997, the Board of Directors established the Nominating Committee. The Nominating Committee is authorized to consider and recommend to the Board of Directors nominees for election as directors, and evaluate current directors and their contribution to the strategic direction and management of the Company. Dr. Rothman and Messrs. Cheesbrough and Wahlstrom are the current members of the Nominating Committee. The Committee will consider qualified candidates for election as directors suggested by stockholders that are submitted in writing to the Secretary of the Company in accordance with procedures set forth in the By-Laws.

Compensation of Directors

         Following his election to the Board of Directors in March 1997, Mr. Wahlstrom, who serves on the Company's Audit, Compensation and Nominating Committees, was granted an option to purchase 20,000 shares of Common Stock, at an exercise price of $9.375 per share (the closing price per share of the Company's Common Stock on the date of grant). The option expires in June 2007. The option vests in substantially equal increments on each of the first three anniversaries of the date of grant.

                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee is composed of two members of the Board of Directors who are not current or former employees of the Company or physicians affiliated with the Company. The Committee is authorized to determine the terms and conditions of the employment of the Company's executive officers, including compensation, and to administer the Company's 1996 Equity Compensation Plan. In its administration of the Equity Compensation Plan, the Committee has the power to grant and determine the terms and conditions of stock options, other than with respect to stock options granted to non-employee directors. In carrying out its duties, the Committee has utilized the assistance of a compensation consulting firm, which has provided to the Committee statistical information concerning the compensation paid by other companies in the physician practice management industry, as well as similar companies in the healthcare industry.

Compensation Philosophy

         The Committee's philosophy is that compensation should provide a competitive earnings opportunity that motivates and retains talented executives. Moreover, the Committee believes that the interests of executive officers should be closely linked with those of the stockholders. Accordingly, the Committee seeks to provide the executive officers with incentives that will tie long-term rewards for the executive officers to increases in stockholder value.

         The Company's executive compensation generally consists of three components: (1) base salary; (2) annual incentives in the form of cash bonuses to executives; and (3) long-term incentives through the provision of stock options under the Equity Compensation Plan. The basis for determining executive compensation for the executive officers generally, and specifically for Kerry R. Hicks, the Company's President and Chief Executive Officer, is described below.

Base Salary

         The base salary of the Company's executives generally is governed by the terms of employment agreements between the Company and each of the executives. All of the employment agreements were entered into prior to 1997, except for one agreement that was executed in connection with the hiring of an executive in 1997. The agreement for the new executive includes salary terms that were not based upon any specific criteria, but were determined as a result of negotiations between management and the executive, subject to consultation with, and approval of compensatory terms by, the Committee. With one exception, base salaries were paid in 1997 in accordance with the terms of the employment agreements. A salary increase for one executive above the level set forth in his employment agreement was approved in connection with an increase in the executive's responsibilities. Mr. Hicks' salary was established in the same manner as the other executives, and in 1997 his base salary was paid in accordance with the terms of his employment agreement. While the base salary terms of the Company's executive officers are set forth in their respective employment agreements, the Committee intends to monitor salary levels of other companies in the industry to insure that salaries of the Company's executives do not deviate substantially from those generally available in the industry.

Annual Incentives

         Under the employment agreements between the Company and its executives, the Company provides an incentive bonus opportunity based upon a percentage of base salary. The maximum percentage is either 75 percent of base salary or 100 percent, with the greater percentage applicable to higher ranking executives. In the case of Mr. Hicks, the maximum incentive opportunity percentage is 100 percent of base salary. In 1997, the Committee determined that the achievement of a specified earnings per share level would be the appropriate financial benchmark for determining the award of incentive bonuses. However, because of management's desire that incentive bonuses not adversely affect earnings per share in 1997, the Committee did not award any incentive bonuses to executives in 1997. The Committee determined to consider the performance of executive officers in 1997 in making decisions regarding the grant of stock options during 1998.

Long-Term Incentives

         The Committee believes that equity compensation, in the form of stock options, should be a significant component of each executive officer's compensation. Stock options are designed to provide incentives for the enhancement of stockholder value, since the full benefit of stock option grants is not realized unless there has been appreciation in share values over several years. Options were granted in 1997 under the Equity Compensation Plan at fair market value on the date of grant. The options all provide for vesting in equal increments on each of the first three anniversaries of the date of grant, and will continue to be exercisable until ten years from the date of grant.

         In determining the level of stock option grants for 1997, the Committee considered stock-based compensation provided by other physician practice management companies and other comparable companies in the healthcare industry. The Committee determined to grant stock options with an aggregate exercise price equal to a multiple of either five or ten times the base salary of the Company's executive officers, which the Committee believes is competitive with stock-based compensation provided by the comparable companies considered by the Committee. In the case of Mr. Hicks, options were granted with an aggregate exercise price equal to ten times base salary. The grant of options was not subject to any other specific criteria. However, the Committee considered the performance of the executives in their respective capacities in determining to make the grants described above, including considering factors such as negotiation of practice affiliations, improvements in operations, integration of information systems and development of ancillary services. In the case of Mr. Hicks, the Committee considered his instrumental role in the completion of the Company's initial public offering, expansion of the Company's operating infrastructure and negotiation of affiliations with a number of physician practices.

         Certain provisions of the Internal Revenue Code provide that publicly held corporations may not deduct compensation for its chief executive officer or each of certain other executive officers to the extent that such compensation exceeds $1 million for the executive officer. It is not expected that these provisions will adversely affect the Company based on its current compensatory structure. In this regard, base salary and bonus levels are expected to remain below the $1 million limitation for the foreseeable future. In addition, the Equity Compensation Plan is designed to preserve the deductibility of income realized upon the exercise of stock options under the plan regardless of whether such income, together with salary, bonus and other compensation, exceeds the limitation.


PETER H. CHEESBROUGH
MATS WAHLSTROM

                             EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

         The following table sets forth certain information concerning the compensation paid by the Company to the Chief Executive Officer and the four other most highly paid executive officers (collectively, the "Named Executive Officers") during 1997 and 1996 and to the Chief Executive Officer of the Company and the Company's only other executive officer during the fiscal year ended December 31, 1995. No executive officer of the Company earned any salary or bonus for services rendered during the year ended December 31, 1995.


                           Summary Compensation Table

                                                                                                  Long Term
                                                                                                 Compensation
                                                                                                 ------------
                                                                                                    Awards
                                                                                                 ------------
                                                                                                  Securities
                                                                         Annual Compensation      Underlying        All Other
Name and Principal Position                                     Year     Salary        Bonus        Options      Compensation(2)
---------------------------                                     ----     ------        -----     ------------    ---------------
Kerry R. Hicks
  President and Chief Executive Officer ................        1997    $214,260      $   --        172,622        $  8,226
                                                                1996    $138,876      $140,625       75,000            --
                                                                1995    $   --        $   --           --              --
Patrick M. Jaeckle
  Executive Vice President - Finance/Development .......        1997    $214,259      $   --        172,622        $  6,572
                                                                1996    $147,210      $140,625       75,000            --
                                                                1995    $   --        $   --           --              --
William C. Behrens (1)
  Executive Vice President - Practice Management .......        1997    $192,548      $   --           --          $  2,906
                                                                1996    $ 85,516      $ 85,938      545,825            --
D. Paul Davis
  Senior Vice President of Finance .....................        1997    $135,519      $   --         60,217        $  8,236
                                                                1996    $ 89,338      $ 67,500       30,000            --
Peter A. Fatianow
  Vice President - Development .........................        1997    $124,543      $   --         50,181        $  7,110
                                                                1996    $ 89,339      $ 67,500       30,000            --

Timothy D. O'Hare ......................................        1997    $124,717      $   --         50,181        $  4,552
  Vice President - Payor Operations                             1996    $ 39,613      $ 31,290      150,000            --

--------

(1) Effective July 1, 1997, Mr. Behrens resigned from his positions as an officer and director of the Company. Mr. Behrens remained in the employ of the Company through 1997.

(2) Includes amounts contributed by the Company, for the account of the executive officers, under the Company's Retirement Savings Plan, as follows: Mr. Hicks, $7,534; Dr. Jaeckle, $5,880; Mr. Behrens, $2,214; Mr. Davis, $7,544; Mr. Fatianow, $6,418; Mr. O'Hare, $3,860. Also includes, for each executive officer, $692 distributed upon termination of medical savings accounts initially established by the Company for all employees.

Stock Options

         The following table sets forth certain information regarding stock options granted during 1997 to the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR



                                                          Individual Grants
                               --------------------------------------------------------------------
                               Number of          Percent of
                               Securities       Total Options
                               Underlying         Granted to            Exercise
                                Options          Employees in            Price        Expiration                Grant Date
Name                           Granted(2)         Fiscal Year         Per Share(3)       Date                Present Value (1)
----                           ----------        -------------        -----------     ----------             -----------------
Kerry R. Hicks.............      91,490              7.4%                $11.75         6/26/2007                $405,301
                                 81,132              6.6%                $13.25        11/13/2007                $405,660

Patrick M. Jaeckle.........      91,490              7.4%                $11.75         6/26/2007                $405,301
                                 81,132              6.6%                $13.25        11/13/2007                $405,660

William C. Behrens.........       --                  --                  --                --                     --

D. Paul Davis..............      31,915              2.6%                $11.75         6/26/2007                $141,383
                                 28,302              2.3%                $13.25        11/13/2007                $141,510

Peter A. Fatianow..........      26,596              2.2%                $11.75         6/26/2007                $117,820
                                 23,585              1.9%                $13.25        11/13/2007                $117,925

Timothy D. O'Hare..........      26,596              2.2%                $11.75         6/26/2007                $117,820
                                 23,585              1.9%                $13.25        11/13/2007                $117,925

-----------------

(1) These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option pricing model. There are four underlying assumptions used in developing the grant valuations: an expected volatility of 0.47; an expected term to exercise of 3 years; risk-free interest rate over the life of the option of 6.0%; and an expected dividend yield of zero. The actual value, if any, an officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

(2) The options vest in one-third percent increments on each of the first through third anniversaries of the date of grant.

(3) The options were granted at a price per share equal to the closing price per share on the Nasdaq National Market on the date of grant.


     The following table sets forth certain information regarding exercises of stock options during 1997 and stock options held as of December 31, 1997 by the Named Executive Officers.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                     YEAR AND FISCAL YEAR-END OPTION VALUES


                                                                   Number of Securities                  Value of Unexercised
                                                                  Underlying Unexercised                     In-the-Money
                                                                        Options at                            Options at
                                Shares                              Fiscal Year-End(#)                   Fiscal Year-End($)(1)
                             Acquired on        Value          ---------------------------            ---------------------------
Name                         Exercise(#)     Realized ($)      Exerciseable Unexerciseable            Exerciseable Unexerciseable
----                         -----------     ------------      ------------ --------------            ------------ --------------
Kerry R. Hicks .........          --                --             15,000        232,622              $   84,375      $  539,468

Patrick M. Jaeckle .....          --                --             15,000        232,622              $   84,375      $  539,468

William C. Behrens .....       200,000        $1,587,499                0              0                       0               0

D. Paul Davis ..........          --                --              6,000         84,217              $   33,750      $  205,454

Peter A. Fatianow ......          --                --              6,000         74,181              $   33,750      $  193,712

Timothy D. O'Hare ......          --                --             60,000        140,181              $  337,500      $  564,962

------------------
(1) Based on $13.625, the closing price of the Company's Common Stock as reported on the Nasdaq National Market on December 31, 1997.


Employment Agreements

         The Company has employment agreements with each of Mr. Hicks and Dr. Jaeckle dated as of April 1, 1996. Each agreement has an initial term of five years and is renewable automatically for one year periods unless terminated by one of the parties. The agreements provide for an annual salary rate to each officer of $187,500 for 1996, $215,000 for 1997 and $250,000 for 1998, with cost of living increases for the years following 1998. In addition, the agreements provide for annual incentive compensation to each officer equal to up to 100% of his base salary based on performance targets established by the Board of Directors.

         The Company has an employment agreement with Mr. Davis, Mr. Fatianow, and Mr. O'Hare, dated as of February 22, 1996, March 1, 1996 and August 12, 1996, respectively. Each agreement has an initial term of five years and is renewable automatically for one year periods unless terminated by one of the parties. The agreements provide for an annual salary rate to each officer of $108,000 for 1996, $125,000 for 1997 and $144,000 for 1998, with cost of living increases for the years following the third year. In addition, the agreements provide for annual incentive compensation to each officer equal to up to 75% of his base salary based on performance targets established by the Board of Directors. In connection with Mr. Davis' appointment as Senior Vice President in 1997, his base salary was increased to $150,000 per annum on April 1, 1997 and $172,500 per annum effective on April 1, 1998.

         Under all of the employment agreements described above, in the event that the officer is terminated without cause and there has been no change of control of the Company, the Company will pay such officer his base salary for the remaining term of the agreement and any earned but unpaid salary and incentive compensation. In the event the officer is terminated with cause, regardless of whether there has been a change of control of the Company, the Company will pay such officer his base salary for 60 days following such termination. If the officer is terminated without cause upon a change of control of the Company, he is entitled to receive a lump sum payment upon such termination equal to 300% of his base salary plus 300% of his annual incentive compensation for the prior year. Each agreement contains certain confidentiality and non-competition covenants.


                              CERTAIN TRANSACTIONS

         The Company has service agreements with certain medical practices (the "Director Affiliated Practices") and their respective physician owners, including all of the Company's physician directors. Under the service agreements, the Company, among other things, provides facilities and management, administrative and development services, and employs most non-medical personnel of the Director Affiliated Practices in return for management service fees. Such fees are payable monthly and consist of the following: (i) service fees based on a percentage ranging from 20%-33% of the Adjusted Pre-Tax Income of the Director Affiliated Practices (defined generally as revenue of the Director Affiliated Practices related to professional services less amounts equal to certain clinic expenses of the Director Affiliated Practices, not including physician owner compensation or most benefits to physician owners ("Clinic Expenses," as defined more fully in the service agreements)) and (ii) amounts equal to Clinic Expenses. For the first three years following affiliation, however, the portion of the service fees described under clause (i) is specified to be the greater of the amount payable as described under clause (i) above or a fixed dollar amount (the "Base Service Fee"). The annual Base Service Fees for the Director Affiliated Practices is approximately $9.5 million in the aggregate. In addition, with respect to its management of ancillary facilities services for certain of the Director Affiliated Practices, the Company receives fees based on net revenue related to such facilities and services. Fees paid by the Director Affiliated Practices in 1997 are summarized below.

         Greater Chesapeake Orthopaedic Associates, LLC ("GCOA"), one of whose physician owners is Dr. Matthews, paid service fees of approximately $4,100,000 (including approximately $2,200,000 in respect of reimbursed Clinic Expenses) to the Company in 1997. The Company leases the facilities utilized by GCOA from an entity of which Dr. Matthews is a partial owner. The Company paid approximately $300,000 under the lease in 1997, which was included in reimbursed Clinic Expenses as described above.

         Princeton Orthopaedic Associates II, P.A. ("POA"), one of whose physician owners is Dr. Fleming, paid service fees of approximately $7,500,000 (including approximately $6,100,000 in respect of reimbursed Clinic Expenses) to the Company in 1997. The Company leases the facilities utilized by POA from an entity of which Dr. Fleming is a partial owner. The Company paid approximately $1,300,000 under the lease in 1997, which was included in reimbursed Clinic Expenses as described above.

         Reconstructive Orthopaedic Associates II, P.C. ("ROA"), whose owners include Dr. Rothman and included, through June 1997, Dr. Booth, paid service fees of approximately $8,600,000 (including approximately $5,400,000 in respect of reimbursed Clinic Expenses) to the Company in 1997.

         Effective July 1997, Dr. Booth discontinued practicing with ROA. While Dr. Booth remains subject to the Service Agreement with ROA, the Company has entered into an agreement with ROA and Dr. Booth pursuant to which an independent practice whose physician owners include Dr. Booth ("3B Orthopaedics") will enter into a new service agreement with the Company. The Company is currently negotiating the new service agreement with 3B Orthopaedics. During 1997, 3B Orthopaedics paid service fees of approximately $900,000.

         TOC Specialists, P.L. ("TOC"), whose owners include Dr. Haney, paid service fees of approximately $6,200,000 (including approximately $4,800,000 in respect of reimbursed Clinic Expenses) to the Company in 1997. The Company leases the facilities utilized by TOC from an entity of which Dr. Haney is a partial owner. The Company paid approximately $700,000 under the lease in 1997, which was included in reimbursed Clinic Expenses as described above.

         Vero Orthopaedics II, P.A. ("VO"), whose owners include Dr. Cain, paid service fees of approximately $2,200,000 (including approximately $1,300,000 in respect of reimbursed Clinic Expenses) to the Company in 1997. The Company leases certain of the facilities utilized by VO from an entity of which Dr. Cain is a partial owner. The Company paid approximately $100,000 under the lease in 1997, which was included in reimbursed Clinic Expenses as described above.

         In 1997, the Company purchased 50% of the outstanding membership interests in West Central Ohio Group, Ltd. ("WCOG"), an Ohio limited liability company that was formed to construct an ambulatory surgery center in Lima, Ohio, from the physician owners of a practice affiliated with the Company (the "Ohio Physician Owners"). In addition, the Company agreed to pay an amount equal to 25% of WCOG's first $6,000,000 of net income as contingent consideration (the "Contingent Consideration"). The Company's obligation to pay the Contingent Consideration was to terminate on September 2002. In March 1998, after the ambulatory surgery center received a permit to begin operations, the Company sold its one-half interest in WCOG to the Ohio Physician Owners for consideration of approximately $875,000 and the remaining one-half of its interest to Specialty Solutions, Inc. for consideration of $1,075,000. In connection with the sale, the Ohio Physician Owners also forgave the Company's obligation to pay the Contingent Consideration. Kevin J. Hicks, an officer and 50% stockholder of Specialty Solutions, Inc., is the brother of Kerry Hicks and David Hicks.

                   PROPOSAL TO AMEND THE COMPANY'S 1996 EQUITY
                                COMPENSATION PLAN

         The Company's 1996 Equity Compensation Plan (the "Plan") provides for grants of stock options ("Stock Options") to employees of the Company and any subsidiary, certain consultants and advisers, and non-employee members of the Board of Directors of the Company ("Non-employee Directors"). Shares of Common Stock of the Company, par value $.001 per share ("Shares"), may be issued upon exercise of Stock Options. The Plan was designed to be an incentive to participants to contribute materially to the growth of the Company, thereby benefiting the Company's stockholders and aligning the economic interests of the participants with those of the stockholders. The Plan was initially approved by the Company's stockholders on October 15, 1996, prior to the Company's initial public offering.

         At the meeting, there will be presented to stockholders a proposal to amend the Plan by increasing the number of shares of Common Stock reserved for issuance under the Plan from 4,000,000 to 6,000,000. In the opinion of the Board of Directors, the Company's ability to grant options has been instrumental in its retention of its management and other key employees. In addition, the Company has continued to grow significantly and the number of employees who have received stock options has increased.

         As of April 15, 1998, options to purchase 2,977,685 shares of Common Stock were granted (net of cancellations with respect to options to purchase 83,414 shares of Common Stock) under the 1996 Equity Compensation Plan.

         The key provisions of the Plan are as follows:

         General. If the proposal is approved, the Plan will authorize up to 6,000,000 shares of Common Stock for issuance, subject to adjustment in certain circumstances discussed below. If and to the extent Stock Options granted under the Plan terminate, expire or are canceled without being exercised, the shares subject to such Stock Options will again be available for grant under the Plan. No individual may receive grants of Stock Options for more than an aggregate of 500,000 shares in any calendar year during the term of the Plan.

         Administration of the Plan. The Plan provides that it is to be administered and interpreted by the Board of Directors or a committee of not less than two persons appointed by the Board of Directors from among its members. The Board of Directors or such committee is hereinafter referred to as the "Committee." The Compensation Committee of the Board of Directors currently serves as the Committee. However, with respect to the grant of Stock Options to Non-employee directors and other members of the Committee, the Board of Directors exercises the authority of the Committee. The Committee has the sole authority to determine (i) persons to whom Stock Options may be granted under the Plan, (ii) the type, number of underlying shares and other terms of each Stock Option, (iii) the time when the grants of Stock Options will be made and (iv) any other matters arising under the Plan.

         The Committee will have full power and authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for conduct of its business as it deems necessary or advisable, in its sole discretion.

         Grants and Awards. All grants of Stock Options are subject to the terms and conditions set forth in the Plan and to those other terms and conditions consistent with the Plan as the Committee deems appropriate and as are specified in writing by the Committee to the designated individual (the "Grant Instrument"). The Committee must approve the form and provisions of each Grant Instrument. Grants under the Plan need not be uniform as among other recipients of the same type of grant.

         Eligibility for Participation. Subject to the terms of the Plan, the Committee is responsible for designating the employees and consultants and advisors of the Company and any subsidiary who may participate in the Plan. As of April 15, 1998 approximately 955 employees were eligible for grants of Stock Options under the Plan. The Committee is authorized to select the persons to receive grants of Stock Options (the "Grantees") from among those eligible and to determine the number of Shares that are subject to each grant of a Stock Option. To be eligible, consultants and advisors must render bona fide services and such services must not be in connection with the offer or sale of securities in a capital raising transaction.

         Grant of Stock Options. The Committee may grant stock options intended to qualify as incentive stock options ("ISOs"), within the meaning of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or so-called "non-qualified stock options" that are not intended to so qualify ("NQSOs"). Only employees may receive ISOs.

         The Committee fixes the option price per share at the date of grant of the Stock Option. The option price of any ISO granted under the Plan may not be less than the fair market value of the underlying Shares on the date of grant, and the option price of any NQSO may be equal to, less than or greater than the fair market value of the underlying Shares on the date of grant. However, if the Grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, the option price per share of an ISO must be at least 110% of the fair market value of a Share on the date of grant. To the extent that the aggregate fair market value of Shares, determined on the date of grant, with respect to which ISOs granted under the Plan and any other plan become exercisable for the first time by a Grantee during any calendar year exceeds $100,000, such ISOs, to the extent of such excess, must be treated as NQSOs. Currently, the measure of fair market value of a Share on a particular date is the closing sale price of a Share as reported on the Nasdaq National Market on that date. On April 15, 1998 the closing price per share of the Company's Common Stock, as reported on Nasdaq, was $11.50.

         Term of Stock Option. The Committee determines the term of each Stock Option, which may not exceed ten years from the date of grant or, if the Grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of outstanding stock of the Company, five years from the date of grant. Stock Options will be subject to earlier termination as described below under "Termination of Stock Options as a Result of Termination of Employment or Service, Disability or Death." The vesting period for Stock Options, if any, will be as determined by the Committee, and specified in the Grant Instrument. The Committee, in its sole discretion, may accelerate the exercisability of any Stock Option.

         Payment for Shares Underlying Stock Option. A Grantee may exercise a Stock Option by delivering notice of exercise to the Company with accompanying payment of the option price. The Grantee may pay the option price in cash or by check or wire transfer in immediately available funds, or by delivering shares of Common Stock already owned by the Grantee (subject to such restrictions as the Committee deems appropriate) or by such other mode as the Committee may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. The Grantee must pay, at the time of exercise, the option price and the amount of any federal, state or local withholding tax due in connection with such Stock Option exercise.

         Termination of Stock Options as a Result of Termination of Employment or Service, Disability or Death. If a Grantee ceases to serve an employee, director, consultant or advisor to the Company or its subsidiary for any reason other than disability, death or "termination for cause" (as defined in the Plan) such person's Stock Option will terminate 90 days following the date on which he or she ceases to serve. If such person's service ceases due to the person becoming disabled within the meaning of Section 22(e)(3) of the Code, such person's Stock Option will terminate one year following the date on which he or she ceases to serve. In the event of the death of such person, while providing such service or within three months after he or she ceases to serve, such person's personal representative may exercise the Stock Option until one year from the date of death. However, in each case described above, the Committee may specify a different termination date, but in any event no later than expiration of the initial term of the Stock Option. If such person's service ceases due to "termination for cause" by the Company as defined in the Plan, such person's Stock Options will terminate immediately.

         Restrictions on Transferability of Stock Options. Subject to the exceptions set forth below, no Stock Option granted under the Plan may be transferred, except by will or the laws of descent and distribution. However,
(i) if permitted in any specific case by the Committee in its sole discretion, an NQSO may be transferred pursuant to a "qualified domestic relations order," within the meaning of the Code or of Title I of ERISA and (ii) the Committee may provide, in a Grant Instrument, that a Grantee may transfer Stock Options to his or her family members or other persons or entities according to such terms as the Committee may determine.

         Amendment or Termination of the Plan. The Board of Directors may amend or terminate the Plan at any time. Nevertheless, the Board of Directors may not amend the Plan without shareholder approval if such approval is required by Section 162(m) of the Code and the Plan is subject to Section 162(m). The Plan will terminate on October 14, 2006 unless terminated earlier by the Board of Directors or extended by the Board of Directors with approval of the stockholders. The termination of the Plan will not impair the power and authority of the Committee with respect to outstanding Stock Options.

         Amendment and Termination of Outstanding Stock Options. A termination or amendment of the Plan that occurs after a grant is made will not result in the termination or amendment of the Stock Option unless the Grantee consents; provided, however, that the Committee may revoke any Stock Option the terms of which are contrary to applicable law, or modify any grant to bring it into compliance with any valid and mandatory government regulation. Stock Options may also be modified, replaced or exchanged under the "Change of Control" provisions described below.

         Adjustment Provisions. If there is any change in the number or kind of shares of Company stock outstanding by reason of a stock dividend, spin off, recapitalization, stock split, or combination or exchange of such shares, or merger, reorganization or consolidation of the Company, reclassification or change in the par value or similar event, or if the value of outstanding Shares is substantially reduced as a result of a spin-off or the Company's payment of an extraordinary dividend or distribution, the number of Shares available for Stock Options, the maximum number of Shares for which any individual participating in the Plan may receive Stock Options in any year, and the number of Shares and option price per Share subject to outstanding Stock Options, will be appropriately adjusted by the Committee to reflect any increase or decrease in the number of, or change in kind or value of, issued shares of Company stock.

         Change of Control Provisions. In the event of a "Change of Control," all outstanding Stock Options will automatically accelerate and become immediately exercisable, unless the Committee determines otherwise. In addition, subject to certain exceptions, upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Stock Options that are not exercised will be assumed by, or replaced with comparable options by, the surviving corporation.

         In the event of a Change of Control, the Committee may require that Grantees surrender their outstanding Stock Options in exchange for a payment by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares of Company Stock subject to the Grantee's outstanding Options exceeds the option price.

         The Plan limits the discretion of the Committee if its membership changes following a Change of Control or if actions of the Committee could have certain adverse accounting or tax effects.

         Under the Plan, a "Change of Control" will be deemed to have occurred upon the earliest to occur of the following events: (i) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes a beneficial owner of securities of the Company representing 35% or more of the voting power of the then outstanding securities of the Company, except where the acquisition is approved by the Board; (ii) The stockholders of the Company approve (or, if stockholder approval is not required, the Board approves) an agreement providing for (a) subject to certain exceptions, the merger or consolidation of the Company with another corporation,
(b) a sale or other disposition of all or substantially all of the assets of the Company or (c) a liquidation or dissolution of the Company; (iii) Any person has commenced a tender offer or exchange offer for 35% or more of the voting power of the then outstanding shares of the Company; or (iv) Directors are elected such that a majority of the members of the Board of Directors will have been members of the Board of Directors for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

         Section 162(m). Under Section 162(m) of the Code, the Company may be precluded from claiming a federal income tax deduction for total remuneration in excess of $1,000,000 paid to the chief executive officer or to any of the other four most highly compensated officers in any one year. Total remuneration includes amounts received upon the exercise of stock options granted under the Plan. An exception does exist, however, for "performance-based compensation," including amounts received upon the exercise of stock options pursuant to a plan approved by stockholders that meets certain requirements. The Plan is intended to allow grants of options thereunder to meet the requirements of "performance-based compensation."

         Option grants, net of cancellations, to purchase the following number of shares of Common Stock have been made under the Plan from inception of the Plan through April 15, 1998; Kerry R. Hicks, 347,622 shares; Patrick M. Jaeckle, 347,622 shares; D. Paul Davis, 121,217 shares; Peter A. Fatianow, 111,181 shares; Timothy D. O'Hare, 231,181 shares; current executive officers as a group, 1,432,608 shares; non-employee directors as a group, 145,000 shares; all other employees as a group, 807,487 shares; and physicians affiliated with the Company (other than physicians who were granted options in their capacity as directors), 592,590 shares. Because options are granted from time to time by the Committee to those persons whom the Committee determines in its discretion should receive options, the benefits and amounts that may be received in the future by persons eligible to participate in the Plan are not presently determinable.

         Federal Tax Consequences. There are no federal income tax consequences to a Grantee or to the Company upon the grant of an NQSO under the Plan. Upon the exercise of an NQSO, a Grantee will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Shares underlying the NQSO at the time of exercise over the option price of the NQSO, and the Company generally will be entitled to a corresponding federal income tax deduction in that amount. Upon the sale of Shares acquired by the exercise of an NQSO, a Grantee will have a capital gain or loss (long-term or short-term depending upon the length of time the Shares were held) in an amount equal to the difference between the amount realized upon the sale and the Grantee's adjusted tax basis in the Shares (the option price plus the amount of ordinary income recognized by the Grantee at the time of exercise of the NQSO).

         A Grantee of an ISO will not recognize taxable income for purposes of the regular income tax, upon either the grant or exercise of the ISO. However, for purposes of the alternative minimum tax imposed under the Code, the amount by which the fair market value of the Shares acquired upon exercise exceeds the option price will be treated as an item of adjustment and included in the computation of the recipient's alternative minimum taxable income in the year of exercise. A Grantee who disposes of the Shares acquired upon exercise of an ISO after two years from the date the ISO was granted and after one year from the date such Shares were transferred to him or her will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the option price (or the Grantee's other tax basis in the Shares), and the Company will not be entitled to any tax deduction by reason of the grant or exercise of the ISO. As a general rule, if a Grantee disposes of the Shares acquired upon exercise of an ISO before satisfying both holding period requirements (a "disqualifying disposition"), his or her gain recognized on such a disposition will be taxed as ordinary income to the extent of the difference between the fair market value of such Shares on the date of exercise and the option price, and the Company will be entitled to a deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income on such a disqualifying disposition will be long-term or short-term capital gain, depending upon the length of time the Grantee held his or her Shares prior to the disposition.

THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE PROPOSAL TO ADOPT THE AMENDMENT TO THE PLAN.

                                PERFORMANCE GRAPH

         The graph below compares the percentage change in total stockholder return for the Company with the CRSP Index for the Nasdaq Stock Market (US companies) ("Nasdaq Stock Market (US)") and the CRSP index for Nasdaq Health Services Stocks ("Nasdaq Health Services Index").

         This graph assumes the investment of $100 in Company Common Stock, the Nasdaq Stock Market (US) and the Nasdaq Health Services Index on February 7, 1997, when the Company's Common Stock was first traded on the Nasdaq National Market, and covers the period from February 7, 1997 through December 31, 1997. Dividend reinvestment has been assumed.


                                   [GRAPHIC]


In the printed version of the document, a line graph appears which depicts the following plot points:



                                                      February 7, 1997         June 30, 1997          December 31, 1997
                                                      ----------------         -------------          -----------------
Specialty Care Network, Inc....................           $100.00                 $147.29                  $168.99
Nasdaq Stock Market (US).......................           $100.00                 $106.21                  $116.48
Nasdaq Health Services Index...................           $100.00                 $104.20                  $101.89

                                  OTHER MATTERS

     As previously disclosed, the Company has been advised that the Department of Health and Human Services is conducting an inquiry regarding Reconstructive Orthopaedic Associates, Inc., a practice whose assets were acquired through merger with the Company, and physicians formerly associated with that practice, including Richard H. Rothman, M.D., Chairman of the Board of the Company, and Robert E. Booth, Jr., M.D., a director of the Company. The inquiry appears to be concerned with the submission of claims for Medicare reimbursement by the practice. The Company has not been contacted by the Department of Health and Human Services in connection with the inquiry.


                   INFORMATION CONCERNING INDEPENDENT AUDITORS

         The Board of Directors has selected the firm of Ernst & Young LLP to serve as independent auditors for the Company for the current fiscal year. Representatives of Ernst & Young LLP are expected to be present at the meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors and beneficial owners of more than ten percent of the Company's Common Stock to file reports of ownership of Company securities and changes in ownership with the Securities and Exchange Commission. The Company believes that all filings required to be made during 1997 were made on a timely basis, except that Drs. Cain and Haney each reported one transaction after the applicable due date.

                            ADVANCE NOTICE PROCEDURES

         The Company's By-Laws provide that any stockholder wishing to make a nomination for director or propose business to be considered by the stockholders at the meeting must give the Company notice within ten days following the date of this Notice of Annual Meeting (in subsequent years, such notice generally must be given at least 60 but no more than 120 days before the annual meeting), and that the notice must meet certain requirements set forth in the By-Laws. These requirements do not affect the deadline for submitting stockholder proposals for inclusion in the Proxy Statement, nor do they apply to questions a shareholder may wish to ask at the meeting. Shareholders may request a copy of the By-Law provisions discussed above from the Secretary, Specialty Care Network, Inc., 44 Union Boulevard, Suite 600, Lakewood, Colorado 80228.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended for inclusion in the proxy statement for the Annual Meeting of Stockholders in 1999 must be received by the Company at its principal office in Lakewood, Colorado, no later than December 21, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.


                             SOLICITATION OF PROXIES

         The cost of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone or telecopy by directors, officers or regular employees of the Company.


                           ANNUAL REPORT ON FORM 10-K

         The Company will provide without charge to each person solicited by this Proxy Statement, on the written request of any such person, a copy of the Company's Annual Report on Form 10-K (including the financial statements and the schedule thereto but excluding exhibits) as filed with the Securities and Exchange Commission for its most recent fiscal year. Such written request should be directed to Delinda Romero at the address of the Company appearing on the first page of this proxy statement.

         The above Notice and Proxy Statement are sent by order of the Board of Directors.


                                      Patrick M. Jaeckle
                                      Executive Vice President
                                        of Development/Finance
                                        and Secretary

Dated:  April 27, 1998

                          SPECIALTY CARE NETWORK, INC.
                 ANNUAL MEETING OF STOCKHOLDERS -- JUNE 5, 1998
          This Proxy is solicited on behalf of the Board of Directors

     The undersigned hereby appoints KERRY R. HICKS and PATRICK M. JAECKLE with full power of substitution, proxies of the undersigned to represent the undersigned and to vote all shares of Common Stock of Specialty Care Network, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Specialty Care Network, Inc. to be held at the Hyatt Regency Denver, 1750 Welton Street, Denver, Colorado, at 9:00 A.M. Mountain Daylight Time on June 5, 1998 and at any adjournment thereof, subject to the directions indicated on the reverse.


                  (Continued and to be signed on reverse side)


                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                          SPECIALTY CARE NETWORK, INC.

                                  June 5, 1998



                Please Detach and Mail in the Envelope Provided




A | | Please mark your
  |X| votes as in this
      example.

                                         WITHHOLD
                       FOR               AUTHORITY
                  all nominees          to vote for
                 listed at right         nominees
1. Election of          | |                 | |
   Directors:           |_|                 |_|

To WITHHOLD AUTHORITY to vote for any individual nominee(s), place an X in the box below and indicate the name of the nominee(s) on the line below.

| |
|_|__________________________________________



Nominees: Richard H. Rothman, M.D., Ph.D.
          Kerry R. Hicks
          Patrick M. Jaeckle
          Robert E. Booth, Jr., M.D.
          James L. Cain, M.D.
          Peter H. Cheesbrough
          Richard E. Fleming, Jr., M.D.
          Leslie S. Matthews, M.D.
          Mats Wahlstrom



                                      FOR   AGAINST   ABSTAIN
2. Proposal to amend the Specialty    | |     | |       | |
   Care Network, Inc. 1996 Equity     | |     | |       | |
   Compensation Plan.                 |_|     |_|       |_|

3. To vote on such other matters that may properly come before the meeting.

NOTE: THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

   If no directions are given, the shares will be voted FOR the election of the listed nominees for director and FOR the proposal to amend the Specialty Care Network, Inc. 1996 Equity
Compensation Plan. This Proxy also delegates discretionary authority to vote with respect to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF
THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND
ANNUAL REPORT OF SPECIALTY CARE NETWORK, INC.



Signature _____________________ Signature _______________________ Date: ________

Note: Please sign this proxy exactly as name(s) appear hereon. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please add your title as such, and if signed as a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.